Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of November 30, 2010 (this ”Amendment”), is among DashNow Holding Corp., a Delaware corporation (“Parent”), DashNow Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Dynamex Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of October 1, 2010 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.2 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Amendment and the transactions contemplated hereby; and

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

SECTION 1.     Amendment to Merger Consideration.  The first sentence of Section 2.1(c) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $24.00 in cash, without interest (the “Merger Consideration”).”

SECTION 2.     Amendments to Section 7.3.

(a)           Section 7.3(a) of the Merger Agreement is amended by deleting $6,298,475 and inserting in its place $7,729,106.

(b)           Section 7.3(b)(i) of the Merger Agreement is amended by deleting $12,596,950 and inserting in its place $21,403,679.

(c)           Section 7.3(b)(ii) of the Merger Agreement is amended by deleting $7,873,094 and inserting in its place $14,269,119.

SECTION 3.     Amendment to Section 8.8.  Section 8.8 of the Merger Agreement is amended and restated to read in its entirety as follows:

“SECTION 8.8     Specific Enforcement.  Each party (the Company, on the one hand, and Parent and Merger Sub, on the other hand) agrees that irreparable damage would occur to the other in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or the other courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.”

SECTION 4.     Amendments to Certain Defined Terms.

(a)           The defined term “Guarantees” is amended and restated to mean “the amended and restated limited guarantees executed and delivered by the Guarantors on November 30, 2010 in favor of the Company with respect to certain obligations of Parent and Merger Sub under the Merger Agreement”.

(b)           The defined term “Equity Funding Letters” is amended and restated to mean “the executed commitment letters, dated as of November 30, 2010, from the Equity Providers to provide, subject to the terms and conditions therein, the Equity Financing”.

SECTION 5.     Miscellaneous.

(a)           Modification; Full Force and Effect.  Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b)           References to the Merger Agreement.  After the date of this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” the Merger Agreement and phrases of similar import, shall refer to the Merger Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to October 1, 2010).

(c)           Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

(d)           Other Miscellaneous Terms.  The provisions of Article VIII (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to to Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

DASHNOW HOLDING CORP.

By:	/s/ Jill C. Raker
Name: Jill C. Raker
Title: Vice President and Secretary

DASHNOW ACQUISITION CORP.

By:	/s/ Jill C. Raker
Name: Jill C. Raker
Title: Vice President and Secretary

DYNAMEX INC.

By:	/s/ Ray Schmitz
Name: Ray Schmitz
Title: Executive Vice President & CFO

[Amendment No. 1 to Agreement and Plan of Merger]